Exhibit 99.1
Press Release

FOR IMMEDIATE RELEASE NOVEMBER 24, 2009	For further information, contact: Susan J. Lewis, 303-804-0494 slewis@qsii.com

QUALITY SYSTEMS, INC. PROMOTES TWO SENIOR MANAGEMENT MEMBERS
IRVINE, Calif. ... November 24, 2009 ... Quality Systems, Inc. (NASDAQ: QSII) announced today that effective immediately, Patrick Cline, president of its NextGen Healthcare Information Systems subsidiary, has been promoted to president and chief strategy officer of Quality Systems. Steven T. Plochocki, who currently serves as president and chief executive officer, will remain chief executive officer.
Concurrently, Scott Decker, NextGen’s senior vice president, was named successor to Cline and will serve as president at NextGen.
In his new role, Cline, who will report to Plochocki, will be responsible for identifying and overseeing the continued growth of the company through the development and management of partnerships and strategic alliances that expand and strengthen the company’s market presence and capabilities. He will work closely with the Quality Systems’ executive management team to seek out diverse options that will lead to continued stability and future success of the organization.
Decker will oversee day-to-day operations at NextGen, guiding and growing all product lines within the division. He will manage the development and implementation of strategic and operational business plans to promote future growth of the subsidiary. Decker will report to Philip N. Kaplan, Quality Systems’ chief operating officer.
“Quality Systems has continued to strategically position itself to meet the upcoming changes presented by the Obama Administration’s stimulus plan released in February 2009. This once-subdued healthcare information technology (HIT) sector was truly kicked into gear after details of the bill were announced, and we believe that there will be many growth opportunities to pursue in the coming months and years. The promotion of these two seasoned members of our solid senior management team are reflective of our plans as we prepare to capitalize on the vast opportunities the HIT sector will reveal during the next three to five years,” stated Plochocki. “Pat will devote his time to identifying global opportunities for the company while Scott will parlay his years of NextGen experience and industry expertise into his new role. The strategic decision to reorganize our management team and structure by promoting both Pat and Scott will afford us the chance to further cement the solid market leadership position Quality Systems holds today. We look forward to the sea change the HIT sector and the healthcare landscape will witness as our nation works to transform its healthcare system. This is a transition we are very excited to be a part of,” Plochocki explained.
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Quality Systems, Inc.
Promotion of Management Members

Cline, a 30-year healthcare industry veteran, founded Clinitec (which became NextGen) in 1994 and has since led the company’s dramatic growth as it has become the recognized leader in the industry.
Decker joined NextGen in 2007 as a senior vice president, initially developing the company’s Health Information Exchange (HIE) and hospital sector targeted business approach and strategy. In 2008, he assumed additional responsibility for corporate marketing and has been extremely involved in the re-building of NextGen’s marketing, branding and product management strategy. Previously, Decker founded and served as chairman of the board of directors and chief executive officer of Healthvision, Inc., a pioneer in the HIE market, where he built and deployed one of the first Software-as-a-Service (SaaS)-based infrastructures for the healthcare industry. Prior to joining Healthvision, Decker was vice president of development for VHA Inc.’s health information technologies business unit and focused on the development of one of the nation’s first Intranets: VHAseCURE.net. Decker began his career at IBM Corporation, where he held a variety of sales, marketing and business development positions within the global health industry business unit.
About Quality Systems, Inc.
Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.
This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in Quality Systems’ periodic reports and registration statements filed with the Securities and Exchange Commission. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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